Exhibit 5.1

November 4, 2024

Swiftmerge Acquisition Corp.

4318 Forman Ave

Toluca Lake, CA 91602

Re: Swiftmerge Acquisition Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Swiftmerge Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4 (No. 333-280699), as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. On June 4, 2024, the Company entered into an Agreement and Plan of Merger, which was amended by the First Amendment to the Merger Agreement, dated October 8, 2024 (as may be further amended from time to time, the “Merger Agreement”) with AleAnna Energy, LLC, a Delaware limited liability company (“AleAnna”). In connection with the consummation of the transactions contemplated by the Merger Agreement (the “Business Combination”), the Company will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and an indirect wholly owned subsidiary of the Company will subsequently merge with and into AleAnna (the “Merger”).

In connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing an application to deregister with the Cayman Islands Registrar of Companies and by filing a certificate of corporate domestication of the Company as a Delaware corporation (the “Certificate of Domestication”) simultaneously with a certificate of incorporation of such Delaware corporation (the “Certificate of Incorporation”), in each case with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication is expected to be effectuated prior to the completion of the Business Combination and is subject to the approval of the shareholders of the Company. We herein refer to the Company following the effectiveness of the Domestication as “Surviving PubCo”.

On the effectiveness of the Domestication, the Company’s then issued and outstanding Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), will automatically convert, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of Surviving PubCo (“Surviving PubCo Class A common stock”), the Company’s currently issued and outstanding Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”), will automatically convert, on a one-for-one basis, into shares of Surviving PubCo Class B common stock, par value $0.0001 per share (“Surviving PubCo Class B common stock”), and Class C common stock, par value $0.0001 per share (“Surviving PubCo Class C common stock” and, together with the Surviving PubCo Class A common stock and Surviving PubCo Class B common stock, the “Surviving PubCo common stock”) will be authorized. On the effectiveness of the Domestication, pursuant to the terms of the Warrant Agreement (defined below), all of the Company’s outstanding warrants will become warrants to acquire the corresponding shares of Surviving PubCo Class A common stock, and no other changes will be made to the terms of any outstanding warrants as a result of the Domestication. After the Domestication, on the effectiveness of the Merger, AleAnna’s then issued and outstanding units (the “AleAnna Units”) will automatically convert, in accordance with the Merger Agreement, into the right to receive shares of Surviving PubCo Class A common stock and Surviving PubCo Class C common stock. The completion of the Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Merger Agreement by the Company’s shareholders as well as completion of the Domestication and the Merger.

Greenberg Traurig, LLP | Attorneys at Law One Vanderbilt Avenue | New York, New York 10017 | T +1 212.801.9200
www.gtlaw.com

Swiftmerge Acquisition Corp.

November 4, 2024

The Registration Statement relates to the registration under the Securities Act of (i) up to 67,713,389 shares of Surviving PubCo Class A common stock, consisting of (a) up to 2,614,913 shares of Surviving PubCo Class A common stock issuable upon the automatic conversion of shares of the Company in connection with the Domestication (the “Domestication Shares”) and (b) up to 65,098,476 shares of Surviving PubCo Class A common stock issuable following conversion of the AleAnna Units in accordance with the Merger Agreement (the “Merger Shares”); (ii) 11,250,000 warrants issued pursuant to the Warrant Agreement (defined below) and exercisable after the Domestication for shares of Surviving PubCo Class A common stock (the “Warrants”); and (iii) 11,250,000 shares of Surviving PubCo Class A common stock issuable after the Domestication upon exercise of the Warrants (the “Warrant Shares”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;
2.	the Merger Agreement;
3.	the form of Certificate of Domestication of the Company as Surviving PubCo;
4.	the form of Certificate of Incorporation of Surviving PubCo;
5.	the form of bylaws of Surviving PubCo; and
6.	the Warrant Agreement, dated as of December 14, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).

In addition, we have examined originals or copies of such corporate records of the Company that we have considered appropriate; resolutions of the board of directors of the Company relating to, among other things, the Registration Statement, the Business Combination and the Domestication, certified by the Company; and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as electronic, certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL. We have further assumed that, before the issuance of the Surviving PubCo common stock upon conversion of Class A ordinary shares and Class B ordinary shares in connection with the Domestication, the conditions to consummating the Domestication, including with respect to the approval, authorization, execution and filing procedures for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com

Swiftmerge Acquisition Corp.

November 4, 2024

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreement and the Domestication; (iii) any plan of domestication will have been duly adopted in accordance with the DGCL and all applicable non-Delaware law; and (iv) all other necessary action will have been taken under the applicable laws of the Cayman Islands and the document, instrument, agreement or other writing governing the internal affairs of the Company to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2.	The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized by the same authorization required to approve the Domestication and thereafter be duly executed and filed with the DE Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document has been, or prior to the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation will be, filed by or in respect of the Company or Surviving PubCo with the DE Secretary of State and that all fees and other charges required to be paid in connection with the filing of the Certificate of Domestication and the Certificate of Incorporation will be duly paid; and

3.	Each Class A ordinary share and Class B ordinary share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

4.	Each AleAnna Unit outstanding immediately prior to the effectiveness of the Merger was duly authorized and validly issued under the laws of the State of Delaware and in accordance with the terms of the limited liability company agreement of AleAnna.

5.	Each Warrant outstanding immediately prior to the effectiveness of the Domestication, when initially issued, and the Warrant Agreement, when initially executed, were duly authorized, executed and delivered by the Company.

6.	The Merger and the transactions contemplated by the Merger Agreement and the Registration Statement will have been consummated in accordance with the terms of the documents pertaining thereto, without any waiver or breach of any material terms or provisions thereof, and that such transactions will be effective under applicable law.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.	Upon the effectiveness of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the Domestication Shares will have been duly authorized by all necessary corporate action on the part of the Company and, upon the automatic conversion in connection with the Domestication, on a one-for-one basis, of the issued and outstanding Class A ordinary shares, the Domestication Shares will be validly issued, fully paid and non-assessable.

2.	Upon the effectiveness of the Domestication, each Warrant will be a valid and binding obligation of Surviving PubCo, enforceable against Surviving PubCo in accordance with its terms, except that the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com

Swiftmerge Acquisition Corp.

November 4, 2024

3.	Upon the effectiveness of the Domestication, the Warrant Shares will have been duly authorized for issuance and, subject to the full payment of the exercise price therefor, when duly issued and delivered upon exercise of the Warrants in accordance with the terms and conditions of the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

4.	After the effectiveness of the Merger and automatic conversion of the AleAnna Units into the right to receive the Merger Shares, when duly issued and delivered in accordance with the Merger Agreement, the Merger Shares will be validly issued, fully paid and non-assessable.

Opinions 1, 3 and 4 expressed above are limited to the DGCL, and opinion 2 expressed above is limited to the DGCL and the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com